Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-43593) of Lithia Motors, Inc. of our report dated June 26, 2007, with respect to the statements of net assets available for benefits of Lithia Motors, Inc. Salary Reduction Profit Sharing Plan as of December 31, 2006 and 2005, the related statement of changes in net assets available for benefits for the year ended December 31, 2006, and the related supplemental Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of the Lithia Motors, Inc. Salary Reduction Profit Sharing Plan.

/s/ Mohler, Nixon & Williams MOHLER, NIXON & WILLIAMS Accountancy Corporation Campbell, California June 26, 2007